LEGG MASON VALUE TRUST, INC.

                             ARTICLES SUPPLEMENTARY

         Legg Mason Value Trust, Inc., a Maryland Corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: On November 11, 2004, the Board of Directors of Legg Mason Value Trust, Inc. ("Board"), a Maryland Corporation ("Corporation") organized on January 20, 1982, under authority contained in the Corporation's charter, has increased the aggregate number of shares of capital stock that the Corporation has authority to issue from six hundred million (600,000,000) to seven hundred million (700,000,000) shares.

         The first fifty million (50,000,000) additional shares of capital stock that the Corporation is newly authorized to issue have been classified by the Board, pursuant to a power contained in the Corporation's charter, as Primary Class shares, increasing the total number of shares of capital stock classified as Primary Class shares from four hundred million (400,000,000) to four hundred fifty million (450,000,000) shares. The second fifty million (50,000,000) additional shares of capital stock that the Corporation is newly authorized to issue have been classified by the Board, pursuant to a power contained in the Corporation's charter, as Institutional Class shares, increasing the total number of shares of common stock classified as Institutional shares from one hundred million (100,000,000) shares to one hundred fifty million (150,000,000) shares. The additional shares will have all the preferences, rights, powers, restrictions, limitations, terms and conditions as the existing shares.

         The par value of the shares of capital stock of each class of the Corporation remains on tenth of one cent ($0.001) per share. Immediately before the increase in the aggregate number of authorized shares described herein, the aggregate par value of all of the authorized shares was six hundred thousand (600,000) dollars; as increased, the aggregate par value of all of the shares is seven hundred thousand (700,000) dollars. Immediately before the increase in the aggregate number of shares described herein, the aggregate par value of all authorized Primary Class shares was four hundred thousand (400,000) dollars; as increased, the aggregate par value of all of the Primary Class shares is four hundred fifty thousand (450,000) dollars. Immediately before the increase in the aggregate number of authorized shares described herein, the aggregate par value of all authorized Institutional Class shares was one hundred thousand (100,000) dollars; after the increase in the aggregate number of authorized shares, the aggregate par value of Institutional Class shares is one hundred fifty thousand (150,000) dollars. Immediately before the increase in the aggregate number of authorized shares described herein, the aggregate par value of all authorized Financial Intermediary Class shares was one hundred thousand (100,000) dollars; after the increase in the aggregate number of authorized shares, the aggregate par value of Financial Intermediary Class shares remains one hundred thousand (100,000) dollars.

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          SECOND: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by Sections 2-105(c) and 2-605(a)(2) of the Maryland General Corporate Law to be made without action by the stockholders or matters reserved by the Corporation's Charter to the Board of Directors.

         THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         FOURTH: The undersigned Vice President and Chief Legal Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Chief Legal Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and Chief Legal Officer and attested to by its Secretary on November 19, 2004.

ATTEST:                                     LEGG MASON VALUE TRUST, INC.


By:      /s/ Richard Wachterman             By:   /s/ Gregory T. Merz
         -------------------------                -------------------
         Richard Wachterman                       Gregory T. Merz
         Secretary                                Vice President and Chief Legal
                                                  Officer






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